As filed with the Securities and Exchange Commission on April 22, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITIGROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1568099
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

399 Park Avenue New York, NY	10043
(Address of Principal Executive Offices)	(Zip Code)

Citigroup 2009 Stock Incentive Plan

(Full Title of the Plan)

Michael S. Helfer

General Counsel

Citigroup Inc.

399 Park Avenue

New York, NY 10043

(Name and Address of Agent for Service)

(212) 559-1000

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $.01 par value per share (“Common Stock”)(1)	715,241,042	$4.62(2)	$3,304,413,614	$235,604.69

(1)	Represents Common Stock issuable under the Citigroup 2009 Stock Incentive Plan. In addition:
(a)	Each share of Common Stock includes a related right (a “Right”) to purchase Series R Participating Cumulative Preferred Stock of Citigroup Inc. The Rights are not exercisable or transferable apart from the Common Stock at this time and, accordingly, no independent value is attributable to such Rights.
(b)	This registration statement also relates to such indeterminable number of additional shares of Common Stock (and related Rights) as may be issuable pursuant to stock splits, stock dividends or similar transactions.
(2)	The registration fee for the securities registered hereby has been calculated pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Common Stock as reported in the consolidated reporting system on April 16, 2010.

EXPLANATORY NOTE

On April 20, 2010, stockholders of Citigroup Inc. (i) approved amendments to the Citigroup 2009 Stock Incentive Plan (the “Plan”) increasing the number of shares authorized for issuance pursuant to awards granted under the Plan, and (ii) ratified a Tax Benefits Preservation Plan adopted by the board of directors of Citigroup Inc. on June 9, 2009. This registration statement relates to shares of Common Stock issuable under the Plan and Rights under the Tax Benefits Preservation Plan that attach to each share of Common Stock existing on June 22, 2009, or issued after June 22, 2009 and prior to expiration of the Tax Benefits Preservation Plan, which is scheduled to expire on June 10, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this registration statement:

(a)	The Annual Report on Form 10-K filed by Citigroup Inc. (the “Registrant”) for the fiscal year ended December 31, 2009.

(b)	All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above (other than portions of those documents furnished or otherwise not deemed to be filed).

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K filed on May 11, 2009, the description of the Tax Benefits Preservation Plan contained in Citigroup’s Current Report on Form 8-K filed on June 10, 2009, and any amendments or reports filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Pamela Scott, Esq., who is providing an opinion on the legality of the Common Stock being registered hereby, is General Counsel—Human Resources of the Registrant. As an employee of the Registrant, Ms. Scott participates or is eligible to participate in employee benefit plans of the Registrant on the same basis as other similarly eligible employees. Pursuant to such plans, she owns or has options or other rights to acquire an aggregate of less than 1% of the outstanding shares of the Common Stock. Ms. Scott is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Section Four of Article IV of the Registrant’s By-Laws provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article TENTH of the Registrant’s Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index attached hereto.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Citigroup Inc. certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 22, 2010.

CITIGROUP INC. (Registrant)

By	/S/ JOHN C. GERSPACH
John C. Gerspach Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on April 22, 2010.

Signatures	Title

/S/ VIKRAM PANDIT	Chief Executive Officer and Director
Vikram Pandit	(Principal Executive Officer)

/S/ JOHN C. GERSPACH	Chief Financial Officer
John C. Gerspach	(Principal Financial Officer)

/S/ JEFFREY R. WALSH	Controller
Jeffrey R. Walsh	(Principal Accounting Officer)

*	Director
Alain J. P. Belda

*	Director
Timothy C. Collins

*	Director
Jerry A. Grundhofer

*	Director
Robert L. Joss

*	Director
Andrew N. Liveris

Signatures	Title

Director
Michael E. O’Neill

*	Director (Chairman)
Richard D. Parsons

*	Director
Lawrence R. Ricciardi

*	Director
Judith Rodin

*	Director
Robert L. Ryan

*	Director
Anthony M. Santomero

*	Director
Diana L. Taylor

*	Director
William S. Thompson, Jr.

Director
Ernesto Zedillo

*By:	/S/ JOHN C. GERSPACH
John C. Gerspach Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1*	Citigroup 2009 Stock Incentive Plan (as amended and restated effective April 20, 2010)

4.2	Restated Certificate of Incorporation of Citigroup Inc., incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 (File No. 1-9924)

4.3	By-laws of Citigroup Inc., as amended effective December 15, 2009, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 16, 2009 (File No. 1-9924)

4.4	Tax Benefits Preservation Plan, dated as of June 2009, between Citigroup Inc. and Computershare Trust Company, N.A., incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2009 (File No. 1-9924)

5*	Opinion of Pamela Scott, with respect to the legality of the securities being registered

23.1*	Consent of Pamela Scott (included in the opinion filed as Exhibit 5)

23.2*	Consent of KPMG LLP

24*	Powers of Attorney of the directors of the Registrant

*	Filed herewith